                                                                     EXHIBIT 21


Subsidiaries of Globalstar, L.P.:

     Globalstar Corporation
     Globalstar Capital Corporation
     Globalstar Services Company, Inc.
     GlobalTrak Pry. Ltd.
     J.S.C. GlobalTel


Subsidiaries of Globalstar Capital Corporation:

     None